UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒       Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GEO GROUP, INC.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 18, 2024

Dear Shareholders:

The GEO Group, Inc. (the “Company” or “GEO”) is holding its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) on May 3, 2024 at 10:00 A.M. (EDT). By now, you should have received our Notice regarding the 2024 Annual Meeting and the availability of our proxy materials. You can view our Proxy Statement dated March 22, 2024 and our Annual Report for the year ended December 31, 2023 (collectively, the “Proxy Materials”) at www.proxyvote.com.

On April 15, 2024, the Service Employees International Union Pension Plans Master Trust, the shareholder proponent that submitted Proposal 6, a shareholder proposal requesting a third-party racial equity audit and report, for inclusion in the Proxy Statement, filed solicitation materials with the Securities and Exchange Commission. We are writing to you to clarify several points that the shareholder proponent has made in the solicitation materials.

•

The shareholder proponent states in its solicitation materials that Governance & Accountability Institute, Inc. (“G&A”), the firm that performed GEO’s diversity, equity and inclusion (“DEI”) review, “does not appear to have any experience conducting racial equity audits.”

—

G&A is a highly-respected ESG research, consulting, and educational organization that was founded in 2006 and has extensive experience in the broader field of human rights, which includes the principles of racial equity and civil rights. The organization’s work includes conducting comprehensive assessments and reviews on a wide range of societal and cultural topics including racial equity and civil rights. G&A’s public-facing website does not list out all of the services and resources available to corporate clients, ESG topics addressed, or clients served. G&A has worked with corporate clients to conduct human rights due diligence, develop human rights policies, and meet legal requirements such as the recently passed Canadian Modern Slavery Act. G&A has acted as a facilitator for engagement between investment organizations and publicly-traded companies on complex societal issues for many years. G&A’s engagements have included conducting comprehensive assessments and reviews on a wide variety of ESG topics including racial equity and civil rights.

—

The G&A team structured the DEI review to independently interview former inmates and reviewed inmate tracking data to identify possible racially-disparate impacts on the inmate and detainee population in GEO’s care, and to make recommendations for improvement. The results have been broadly shared and are summarized in the public disclosure (and structured DEI report). The consultants also independently engaged with select impacted stakeholders including GEO employees, local community members, and key supply chain stakeholders to identify discriminatory impacts among these groups as well.

•

The shareholder proponent states in its solicitation materials that “GEO has reportedly helped to draft policies of the American Legislative Exchange Council, which has promoted state legislation hindering the use of alternatives to incarceration.”

—

Specifically in response to a past shareholder proposal submitted by the same shareholder proponent, we have published a more detailed Political Activity and Lobbying Report annually since 2021 and we have publicly and consistently refuted this unfounded allegation. As stated publicly in our annual Political Activity and Lobbying Reports, GEO is not a member of nor do we make any payments to any tax-exempt organizations that write or endorse model legislation, like the American Legislative Exchange Council.

—

Furthermore, as we have stated publicly, including our most recent Human Rights and ESG Report published in September 2023, “We don’t play a role in passing criminal justice or immigration laws, and we don’t advocate for or against criminal justice or immigration enforcement policies.”

—

Instead, as we have also stated publicly, including our most recent Political Activity & Lobbying Report, “[o]ur government relations activities are focused on promoting the benefits of public-private partnerships in the delivery of support services for secure facilities and processing centers, as well as the provision of evidence-based rehabilitation and community reentry programs through the GEO Continuum of Care®. GEO has been a trusted service provider to the federal government for over 30 years and to state governments for several decades, and in that time, we have not advocated for or against, nor have we played a role in setting, criminal justice or immigration enforcement policies, such as whether to criminalize behavior, the length of criminal sentences, or the basis for or length of an individual’s incarceration or detention.”

—	Our annual Political Activity and Lobbying Reports can be found on our website at https://www.geogroup.com/Political_Engagement

We believe the publication of our first annual Diversity, Equity, and Inclusion (DEI) Report 2023 (the “DEI Report”) early in 2024 represents an important step forward in our Company’s Environmental, Social, and Governance (ESG) journey. This report reinforces our commitment to cultivating a diverse workforce that is reflective of the communities we operate in and the populations we serve. The effort in developing the report contents includes crafting or enhancing policies and performance that underscore our commitment to providing high-quality services that are inclusive and sensitive to the needs of those entrusted to our care.

Some of the language in the shareholder proponent’s shareholder proposal, supporting statement and solicitation material suggests actions to address stated “systemic racism” within the culture that are well beyond our Company’s ability to do so. We do commit to continue to address any forms of racism or situations that would require us to address human rights issues that could affect our internal and external stakeholders.

We welcome the opportunity to have meaningful engagement with all of our stakeholders and shareholders regarding our DEI review and DEI Report. In addition to the DEI Report, we encourage you to also review our most recent Human Rights and ESG Report and our Human Rights Due Diligence Assessment available at: https://www.geogroup.com/ESG and our most recent Political Activity and Lobbying Report available at: https://www.geogroup.com/Political_Engagement.

We request your support at the 2024 Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”), particularly, a vote “AGAINST” Proposal 6.

THIS LETTER CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT DATED MARCH 22, 2024.

We appreciate and thank you for your continued support of The GEO Group, Inc.

Sincerely,

George C. Zoley

Executive Chairman of the Board

3